FOR IMMEDIATE RELEASE

January 20, 2004

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Continues Record Earnings Pace

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 116-year-old IBERIABANK (http://www.iberiabank.com), announced record quarterly earnings for the quarter ended December 31, 2003. The Company earned $6.3 million, a 33% increase over the same period in 2002, and up 3% compared to the third quarter of 2003. The Company earned $0.88 per diluted share for the quarter, up 12% from the same period in 2002, and up 3% compared to the third quarter of 2003. The Company’s results of $0.88 per diluted share exceeded average analyst expectations for the quarter by $0.01 per share. For 16 consecutive quarters, the Company has achieved record results that have met or exceeded average analyst estimates.

For the year ended December 31, 2003, net income totaled $23.6 million, up 28% compared to the prior year. The Company earned $3.42 per diluted share for 2003, up 13% from $3.02 per diluted share for 2002.

Highlights For The Quarter Ended December 31, 2003

•	Total revenues were up $23.6 million, an increase of 2% compared to the third quarter of 2003 and 19% compared to the fourth quarter of 2002. Total tax-equivalent revenues were $24.5 million, an increase of 2% compared to the third quarter of 2003 and 20% compared to the fourth quarter of 2002.

•	Tax-equivalent net interest margin was 3.85%, up 17 basis points from 3.68% for the third quarter of 2003. Bond premium amortization increased $0.4 million between the first and second quarters of 2003 and another $0.6 million between the second and third quarters of 2003. Bond premium amortization declined $1.0 million between the third and fourth quarters of 2003, offsetting the negative impact experienced in the prior two quarters. Given current prepayment speeds, management anticipates premium amortization may improve marginally into the first quarter of 2004.

•	For the fourth quarter of 2003, return on average assets (“ROA”) was 1.19%, return on average equity (“ROE”) was 12.95% and return on average tangible equity was 19.86% for the fourth quarter of 2003.

•	Annualized net charge-offs as a percentage of average loans were 0.23% in the fourth quarter of 2003, the lowest level reported in 12 consecutive quarters. Nonperforming assets (“NPAs”) increased $0.3 million, or 5%, during the quarter compared to September 30, 2003. As a percentage of total assets, NPAs were 0.34% at December 31, 2003, compared to 0.33% at September 30, 2003 and 0.42% at December 31, 2002. The allowance for loan losses was 1.29% of total loans at December 31, 2003, up from 1.25% at both September 30, 2003 and December 31, 2002.

•	Equity-to-assets ratio was 9.26% at year-end 2003, up 20 basis points from 9.06% at September 30, 2003 and 37 basis points from 8.89% at December 31, 2002. Tier 1 leverage ratio was 7.50%, up 15 basis points compared to 7.35% at September 30, 2003, and down 12 basis points since year-end 2002.

•	On December 15, 2003, the Company declared a quarterly cash dividend of $0.24 per share, an increase of 20% compared to the same quarter last year. The dividend payout ratio was 25.7% in the fourth quarter of 2003, down from 26.2% in the third quarter of 2003.

•	On September 17, 2003, the Company announced a repurchase program of up to 300,000 shares. The Company acquired 31,700 shares of the Company’s common stock during the fourth quarter of 2003, at a weighted average cost of $56.36 per share. No additional shares were acquired since year-end 2003.

•	Total deposits remained essentially unchanged between September 30, 2003 and December 31, 2003, though on an average balance basis, deposits increased nearly $7 million between the third and fourth quarters of 2003.

•	Total loans grew $14 million, or 1%, between September 30, 2003 and December 31, 2003, though on an average balance basis, loans grew $38 million between the third and fourth quarters of 2003.

•	The volume of mortgage loan originations totaled $56 million in the fourth quarter of 2003 compared to $128 million in the third quarter of 2003. The pipeline of mortgage loans in process was $34 million at year-end 2003 compared to $44 million at September 30, 2003. The Company’s construction and residential mortgage portfolios continued to experience growth throughout the quarter. To contain the growth of these portfolios, the Company stepped up the sale of long-maturity, recently originated, mortgage production into the secondary market, including mortgage loans coming out of construction.

•	The Company announced on October 8, 2003 expansion plans for north Louisiana including new strategic hires and the anticipated opening of a full service office in Shreveport. On November 17, 2003, the Company announced the signing of a definitive agreement to acquire Alliance Bank of Baton Rouge (“Alliance”). The Company anticipates both the opening of the Shreveport office and completion of the Alliance acquisition by the end of the first quarter of 2004.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “The year 2003 was an exciting year for our Company. We experienced improved credit quality, record earnings, consistent operating performance, and strategic expansion in many markets.” Byrd continued, “We are particularly delighted that we continue to attract exceptional talent to our Company. We believe IBERIABANK provides a unique combination of large bank resources, attention to client needs, and local decision-making with a relationship focus. Through the dedication and perseverance of our people, success begets success—for our clients and our shareholders.”

Loans And Deposits

Total loans grew $14 million between September 30, 2003 and December 31, 2003, or an increase of 1% (4% annualized rate). On the same basis, during the fourth quarter residential mortgage and construction loans increased $8 million, or 2% (8% annualized rate), commercial loans increased $9 million, or 2% (7% annualized rate), and home equity loans and lines grew $3 million, or 2% (8% annualized rate).

The average yield on loans declined 15 basis points between the third and fourth quarters of 2003 as average loan volume climbed $38 million, or nearly 3% (11% annualized rate). During this period, mortgage, consumer and commercial loan yields declined by 19, 11, and 12 basis points, respectively.

Between September 30, 2003 and December 31, 2003, total deposits grew $1 million, or less than 1%. Deposit growth was concentrated in retail and commercial segments, offset by reductions in public funds. The Company’s cost of interest bearing deposits declined 10 basis points in the fourth quarter of 2003 compared to the third quarter of 2003. Average interest bearing deposits climbed nearly $10 million, or nearly 1% in the fourth quarter compared to the third quarter of 2003 (3% annualized rate). Average noninterest bearing deposit volume declined $3 million, or less than 2% during this period.

Investment Portfolio, Funding And Capital

The investment portfolio totaled $480 million at December 31, 2003, up $11 million, or 2%, since September 30, 2003. As a percentage of assets, the investment portfolio remained stable at 22.7% at year-end 2003, compared to 22.5% at September 30, 2003. As anticipated, bond prepayment speeds slowed dramatically, resulting in substantially lower levels of bond premium amortization recognized during the fourth quarter compared to prior quarters. Bond premium amortization increased $0.4 million between the first and second quarters of 2003 and increased another $0.6 million between the second and third quarters of 2003. Bond premium amortization declined $1.0 million in the fourth quarter compared to the third quarter of 2003. The yield on the investment portfolio improved 79 basis points between the third and fourth quarters of 2003. During the third quarter of 2003, the Company sold approximately $4 million in high-quality corporate bonds at a gain of $0.2 million. No security gains were recorded in the fourth quarter of 2003.

At December 31, 2003, the Company’s investment portfolio had a tax equivalent yield of 4.41%, a modified duration of 3.4 years, and an unrealized gain of $3.1 million. The comparable figures at September 30, 2003 were a tax-equivalent yield of 4.41%, a modified duration of 3.7 years and an unrealized gain of $1.5 million.

Capital ratios increased significantly during the fourth quarter of 2003. Shareholders’ equity increased over $7 million between September 30, 2003 and December 31, 2003. At December 31, 2003, shareholders’ equity was 9.26% of total assets, compared to 9.06% at September 30, 2003 and 8.89% at year-end 2002. At these period ends, the tier 1 leverage ratio was 7.50%, 7.35% and 7.62%, respectively.

Asset Quality

The ratio of net charge-offs to average loans was 0.23%, the lowest level in 12 quarters, compared to 0.26% in the third quarter of 2003, and 0.44% in the same quarter one year ago. The Company’s provision for loan losses was $1.6 million in the fourth quarter of 2003, equal to the levels recorded in each of the prior three quarters. The provision covered net charge-offs 1.9 times in the fourth quarter of 2003, compared to 1.8 times in the third quarter of 2003 and 1.5 times in the same quarter last year. The allowance for loan losses was 1.29% at year-end 2003, compared to 1.25% at September 30, 2003 and 1.25% at year-end 2002. The Company believes that it uses a conservative definition of NPAs. The Company defines NPAs as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. Non-performing assets amounted to $7.3 million at December 31, 2003, up $0.3 million compared to September 30, 2003. Nonperforming assets equated to 0.34% of total assets at year-end 2003, compared to 0.33% at September 30, 2003 and 0.42% at year-end 2002. At the same period ends, the Company’s reserve coverage of nonperforming assets was 251%, 253% and 198%, respectively.

The Company completed the sale of the previously disclosed large motel credit on January 5, 2004, with no material impact to the earnings of the Company. On a pro forma basis, the sale of this large credit, had it been completed on December 31, 2003, would have lowered NPAs by nearly $1.8 million, to $5.5 million. This pro forma year-end 2003 NPA level would equate to 0.26% of total assets, compared to 0.34% as reported, and reserve coverage of NPAs would equate to 331%, compared to 251% as reported.

Operating Results

The Company’s tax-equivalent net interest margin improved 17 basis points in the fourth quarter of 2003 to 3.85%, compared to 3.68% in the third quarter of 2003. The primary cause for the margin improvement was a lower level of bond premium amortization. Similarly, tax-equivalent net interest income climbed $1.3 million, due to the $1 million decrease in bond premium amortization. Exclusive of this factor, tax-equivalent net interest income climbed $0.3 million, or nearly 2%, in the fourth quarter of 2003 compared to the third quarter of 2003.

Noninterest income in the fourth quarter of 2003 declined $0.8 million, or 13%, compared to the third quarter of 2003, and up 23% versus the same quarter last year. Mortgage loan gains totaled $0.9 million for the fourth quarter, down $0.6 million, or 42%, compared to the third quarter of 2003. No gains on security sales were recorded in the fourth quarter of 2003, compared to $0.2 million on the sale of corporate securities during the third quarter. Excluding the impact of gains on the sale of mortgage loans and securities, noninterest income was stable between the third and fourth quarters of 2003.

Total noninterest expense increased $0.2 million, or approximately 1%, versus the third quarter of 2003, and 17% versus the same quarter last year. Near the end of December 2003, the Company recorded a $0.2 million penalty on the prepayment of $8 million in Federal Home Loan Bank advances, with an average life of 14 months. The replacement of those advances with similar term funding is expected to improve pre-tax earnings. Exclusive of the prepayment penalty, expenses remained stable between the third and fourth quarters of 2003. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) improved to 52.5% in the fourth quarter of 2003, compared to 52.6% in the third quarter of 2003. The Company remains comfortable with the targeted ratio of 50%.

Return on average assets was 1.19% for the fourth quarter of 2003, up one basis point compared to the third quarter of 2003. Return on average equity for the fourth quarter of 2003 was 12.95%, up 10 basis points compared to the third quarter of 2003. Management believes traditional ROE measures penalize companies, such as IBERIABANK Corporation, that completed acquisitions using only purchase accounting treatment and not pooling of interests treatment. As a result, an alternative measure that the Company considers to “level the playing field” between purchase and pooling of interests accounting treatments is return on average tangible equity. Return on average tangible equity, which excludes the effects of intangible assets and related amortization expenses was 19.86% in the fourth quarter of 2003, compared to 20.01% in the third quarter of 2003 and 17.80% one year ago. The return on average tangible equity ratio declined between the third and fourth quarters of 2003 due to a $5 million increase in average tangible equity.

The Company announced today an EPS comfort range for 2004 of $3.75 to $3.85 per fully diluted share. This EPS range equates to an increase of 10% to 13% growth over 2003 fully diluted EPS of $3.42. The range of $3.75 to $3.85 compares to a current average analyst estimate for 2004 of $3.82 per fully diluted share. For the year 2005, management stated comfort with double–digit growth in fully diluted EPS over estimated 2004 guidance.

Based on a closing stock price on January 20, 2004 of $60.30 per share, the Company’s common stock traded at a price-to-earnings ratio of 15.8 times current average analyst estimates of $3.82 per fully diluted EPS for 2004 and 14.0 times average analyst estimates of $4.30 per fully diluted EPS for 2005. In addition, the Company’s stock traded at 2.05 times December 31, 2003 book value per share of $29.41. On December 15, 2003, the Company declared a quarterly cash dividend of $0.24 per share, payable to shareholders of record as of December 31, 2003. This dividend level represents a 20% increase over the same period last year and equates to an annualized dividend rate of $0.96 per share and an indicated dividend yield of 1.59%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, January 21, 2004, beginning at 8:30 a.m. Central Standard Time by dialing 1-888-273-9885. The confirmation code for the call is 713085. A replay of the call will be available until midnight Central Standard Time on January 28, 2004 by dialing 1-800-475-6701. The confirmation code for the replay is 713085.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the third largest Louisiana-based bank holding company. The Company operates full service offices located in south central Louisiana, north Louisiana, and the greater New Orleans area. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $400 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.

IBERIABANK Corporation and its directors and executive officers may be deemed to be “participants in the solicitation” of shareholders of Alliance, in connection with the proposed transaction. Information concerning directors and executive officers and their direct or indirect interests, by security holdings or otherwise, can be found in the definitive proxy statement of IBERIABANK Corporation filed with the SEC.

This communication is not an offer to purchase shares of Alliance, nor is it an offer to sell shares of IBERIABANK Corporation common stock which may be issued in any proposed merger with Alliance. Any issuance of IBERIABANK Corporation common stock in any proposed merger with Alliance would have to be registered under the Securities Act of 1933, as amended, and such IBERIABANK Corporation common stock would be offered only by means of a prospectus complying with the Act.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2003	2002	% Change	2003	% Change
Income Data (in thousands):
Net Interest Income	$17,956	$15,195	18%	$16,699	8%
Net Interest Income (TE) (1)	18,647	15,659	19%	17,383	7%
Net Income	6,278	4,717	33%	6,077	3%

Per Share Data:
Net Income—Basic	$0.96	$0.85	13%	$0.93	3%
Net Income—Diluted	0.88	0.79	12%	0.86	3%
Book Value	29.41	24.88	18%	28.35	4%
Tangible Book Value (2)	19.86	18.57	7%	18.71	6%
Cash Dividends	0.24	0.20	20%	0.24	0%

Key Ratios: (3)
Return on Average Assets	1.19%	1.23%		1.18%
Return on Average Equity	12.95%	13.29%		12.85%
Return on Average Tangible Equity (2)	19.86%	17.80%		20.01%
Net Interest Margin (TE) (1)	3.85%	4.45%		3.68%
Efficiency Ratio	55.5%	56.7%		55.7%
Tangible Efficiency Ratio (TE) (1) (2)	52.5%	54.8%		52.6%
Average Loans to Average Deposits	89.0%	82.6%		87.0%
Nonperforming Assets to Total Assets (4)	0.34%	0.42%		0.33%
Allowance for Loan Losses to Loans	1.29%	1.25%		1.25%
Net Charge-Offs to Average Loans	0.23%	0.44%		0.26%
Average Equity to Average Total Assets	9.15%	9.24%		9.15%
Tier 1 Leverage Ratio	7.50%	7.62%		7.35%
Dividend Payout Ratio	25.7%	23.5%		26.2%

Number of Shares Outstanding:
Basic Shares (Average)	6,536,879	5,529,967		6,519,859
Diluted Shares (Average)	7,130,108	5,996,657		7,079,438
Book Value Shares (Period End) (5)	6,664,498	5,611,610		6,658,862

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	December 31,			September 30, 2003
	2003	2002	% Change
ASSETS
Cash and Due From Banks	$48,849	$36,555	33.6%	$50,749
Interest-Bearing Deposits in Banks	20,722	27,220	(23.9)%	16,944

Total Cash and Equivalents	69,571	63,775	9.1%	67,693
Investment Securities Available for Sale	426,130	309,636	37.6%	408,526
Investment Securities Held to Maturity	53,492	58,486	(8.5)%	60,378

Total Investment Securities	479,622	368,122	30.3%	468,904
Mortgage Loans Held for Sale	5,781	8,683	(33.4)%	4,129
Loans, Net of Unearned Income	1,412,349	1,044,492	35.2%	1,397,946
Allowance for Loan Losses	(18,230)	(13,101)	39.1%	(17,482)

Loans, net	1,394,119	1,031,391	35.2%	1,380,464
Premises and Equipment	31,992	18,161	76.2%	28,947
Goodwill and Acquisition Intangibles	63,599	35,401	79.7%	64,163
Mortgage Servicing Rights	279	122	128.7%	373
Other Assets	71,661	44,933	59.5%	68,224

Total Assets	$2,116,624	$1,570,588	34.8%	$2,082,897

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$189,786	$159,005	19.4%	$191,257
Interest-Bearing Deposits	1,399,320	1,083,227	29.2%	1,397,223

Total Deposits	1,589,106	1,242,232	27.9%	1,588,480
Short-Term Borrowings	143,000	75,000	90.7%	98,000
Securities Sold Under Agreements to Repurchase	19,590	21,803	(10.1)%	21,273
Long-Term Debt	156,291	75,458	107.1%	165,616
Other Liabilities	12,655	16,497	(23.3)%	20,764

Total Liabilities	1,920,642	1,430,990	34.2%	1,894,133
Total Shareholders’ Equity	195,982	139,598	40.4%	188,764

Total Liabilities and Shareholders’ Equity	$2,116,624	$1,570,588	34.8%	$2,082,897

INCOME STATEMENT	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
	2003	2002	% Change	2003	2002	% Change
Interest Income	$25,161	$21,642	16.3%	$96,562	$87,552	10.3%
Interest Expense	7,205	6,447	11.8%	28,929	27,958	3.5%

Net Interest Income	17,956	15,195	18.2%	67,633	59,594	13.5%
Provision for Loan Losses	1,552	1,699	(8.7)%	6,300	6,197	1.7%

Net Interest Income After Provision for Loan Losses	16,404	13,496	21.5%	61,333	53,397	14.9%
Service Charges	3,058	2,650	15.4%	11,683	9,984	17.0%
ATM Fees	430	420	2.4%	1,810	1,609	12.5%
Gain on Sale of Loans	866	675	28.3%	4,199	2,081	101.8%
Other Gains (Losses)	129	(4)	(3325.0)%	601	364	65.1%
Other Noninterest Income	1,199	863	38.9%	4,771	3,828	24.6%

Total Noninterest Income	5,682	4,604	23.4%	23,064	17,866	29.1%
Salaries and Employee Benefits	7,017	5,828	20.4%	26,585	23,066	15.3%
Occupancy and Equipment	1,562	1,344	16.2%	6,273	5,432	15.5%
Core Deposit Intangible Amortization	217	19	1042.1%	781	243	221.4%
Other Noninterest Expense	4,321	4,026	7.3%	16,990	15,291	11.1%

Total Noninterest Expense	13,117	11,217	16.9%	50,629	44,032	15.0%
Income Before Income Taxes	8,969	6,883	30.3%	33,768	27,231	24.0%
Income Taxes	2,691	2,166	24.2%	10,216	8,778	16.4%

Net Income	$6,278	$4,717	33.1%	$23,552	$18,453	27.6%

Earnings Per Share, diluted	$0.88	$0.79	11.9%	$3.42	$3.02	13.4%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002
ASSETS
Cash and Due From Banks	$49,586	$43,453	$37,631	$35,736	$32,610
Interest-Bearing Deposits in Banks	14,949	18,545	29,228	25,886	14,512
Investment Securities	476,966	453,977	446,945	399,887	365,068
Mortgage Loans Held for Sale	6,479	23,034	18,796	8,274	9,059
Loans, Net of Unearned Income	1,407,634	1,369,468	1,313,405	1,140,216	1,017,834
Allowance for Loan Losses	(17,727)	(17,097)	(16,629)	(14,267)	(12,695)
Other Assets	163,480	158,708	155,382	117,790	97,432

Total Assets	$2,101,367	$2,050,088	$1,984,758	$1,713,522	$1,523,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$190,407	$193,449	$183,952	$166,709	$159,027
Interest-Bearing Deposits	1,390,367	1,380,762	1,335,278	1,145,655	1,073,038

Total Deposits	1,580,774	1,574,211	1,519,230	1,312,364	1,232,065
Short-Term Borrowings	124,375	78,321	75,918	99,518	42,235
Securities Sold Under Agreements to Repurchase	19,925	20,942	20,828	20,115	16,756
Long-Term Debt	165,675	165,840	157,807	103,112	64,868
Other Liabilities	18,302	23,158	24,744	22,399	27,102

Total Liabilities	1,909,051	1,862,472	1,798,527	1,557,508	1,383,026
Total Shareholders’ Equity	192,316	187,616	186,231	156,014	140,794

Total Liabilities and Shareholders’ Equity	$2,101,367	$2,050,088	$1,984,758	$1,713,522	$1,523,820

	2003				2002
INCOME STATEMENT	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Interest Income	$25,161	$24,082	$24,707	$22,612	$21,642
Interest Expense	7,205	7,383	7,642	6,699	6,447

Net Interest Income	17,956	16,699	17,065	15,913	15,195
Provision for Loan Losses	1,552	1,599	1,574	1,575	1,699

Net Interest Income After Provision for Loan Losses	16,404	15,100	15,491	14,338	13,496
Total Noninterest Income	5,682	6,514	5,996	4,872	4,604
Total Noninterest Expense	13,117	12,923	12,867	11,722	11,217

Income Before Income Taxes	8,969	8,691	8,620	7,488	6,883
Income Taxes	2,691	2,614	2,641	2,270	2,166

Net Income	$6,278	$6,077	$5,979	$5,218	$4,717

Earnings Per Share, basic	$0.96	$0.93	$0.92	$0.90	$0.85

Earnings Per Share, diluted	$0.88	$0.86	$0.85	$0.83	$0.79

Book Value Per Share	$29.41	$28.35	$28.18	$27.60	$24.88

Return on Average Assets	1.19%	1.18%	1.21%	1.24%	1.23%
Return on Average Equity	12.95%	12.85%	12.88%	13.56%	13.29%
Return on Average Tangible Equity	19.86%	20.01%	20.22%	19.10%	17.80%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	December 31,			September 30, 2003
	2003	2002	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$338,965	$207,130	63.6%	$341,243
Construction	50,295	16,470	205.4%	39,846

Total Residential Mortgage Loans	389,260	223,600	74.1%	381,089
Commercial Loans:
Real Estate	352,031	254,688	38.2%	342,949
Business	199,275	157,288	26.7%	198,925
Commercial Leases	1,745	2,051	(14.9)%	1,823

Total Commercial Loans and Leases	553,051	414,027	33.6%	543,697
Consumer Loans:
Indirect Automobile	229,636	219,280	4.7%	233,675
Home Equity	174,740	122,799	42.3%	171,327
Automobile	24,795	25,943	(4.4)%	25,838
Credit Card Loans	9,007	9,432	(4.5)%	8,802
Other	31,860	29,411	8.3%	33,518

Total Consumer Loans	470,038	406,865	15.5%	473,160

Total Loans Receivable	1,412,349	1,044,492	35.2%	1,397,946

Allowance for Loan Losses	(18,230)	(13,101)		(17,482)

Loans Receivable, Net	$1,394,119	$1,031,391		$1,380,464

ASSET QUALITY DATA	December 31,			September 30, 2003
	2003	2002	% Change
Nonaccrual Loans	$3,902	$3,257	19.8%	$4,056
Foreclosed Assets	67	156	(57.1)%	36
Other Real Estate Owned	2,067	2,111	(2.1)%	1,926
Accruing Loans More Than 90 Days Past Due	1,220	1,086	12.3%	892

Total Nonperforming Assets (1)	$7,256	$6,610	9.8%	$6,910

Nonperforming Assets to Total Assets (1)	0.34%	0.42%	(18.5)%	0.33%
Nonperforming Assets to Total Loans + OREO (1)	0.51%	0.63%	(18.8)%	0.49%
Allowance for Loan Losses to Nonperforming Loans (1)	355.9%	301.6%	18.0%	353.3%
Allowance for Loan Losses to Nonperforming Assets (1)	251.2%	198.2%	26.8%	253.0%
Allowance for Loan Losses to Total Loans	1.29%	1.25%	2.9%	1.25%
Year to Date Charge-offs	$4,782	$4,782	(0.0)%	$3,573
Year to Date Recoveries	$1,172	$569	106.0%	$767

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

DEPOSITS	December 31,			September 30, 2003
	2003	2002	% Change
Noninterest-Bearing DDA	$189,786	$159,005	19.4%	$191,257
NOW Accounts	449,938	281,825	59.7%	420,581
Savings and Money Market Accounts	350,295	319,495	9.6%	362,737
Certificates of Deposit	599,087	481,907	24.3%	613,905

Total Deposits	$1,589,106	$1,242,232	27.9%	$1,588,480

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2003		December 31, 2002
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)

ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$386,021	5.68%	$205,190	7.11%
Commercial Loans (TE) (1)	548,968	4.99%	406,598	5.88%
Consumer and Other Loans	470,858	6.81%	403,955	8.02%
Lease Financing Receivables	1,787	5.47%	2,091	5.43%

Total Loans	1,407,634	5.79%	1,017,834	6.98%

Mortgage Loans Held for Sale	6,479	11.17%	9,059	5.74%
Investment Securities (TE) (1)(2)	473,572	4.12%	345,945	4.50%
Other Earning Assets	34,979	2.31%	23,092	2.27%

Total Earning Assets	1,922,664	5.33%	1,395,930	6.28%
Allowance for Loan Losses	(17,727)		(12,695)
Nonearning Assets	196,430		140,585

Total Assets	$2,101,367		$1,523,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$427,501	0.88%	$268,589	1.07%
Savings and Money Market Accounts	359,674	0.70%	321,727	1.20%
Certificates of Deposit	603,192	2.24%	482,722	2.99%

Total Interest-Bearing Deposits	1,390,367	1.42%	1,073,038	1.97%
Short-Term Borrowings	144,300	1.08%	58,991	1.66%
Long-Term Debt	165,675	4.29%	64,868	5.18%

Total Interest-Bearing Liabilities	1,700,342	1.67%	1,196,897	2.13%
Noninterest-Bearing Demand Deposits	190,407		159,027
Noninterest-Bearing Liabilities	18,302		27,102

Total Liabilities	1,909,051		1,383,026
Shareholders’ Equity	192,316		140,794

Total Liabilities and Shareholders’ Equity	$2,101,367		$1,523,820

Net Earning Assets	$222,322		$199,033
Net Interest Spread	$17,956	3.66%	$15,195	4.15%
Tax-Equivalent Benefit	$691	0.19%	$464	0.30%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$18,647	3.85%	$15,659	4.45%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Twelve Months Ended
	December 31, 2003		December 31, 2002
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$340,738	6.05%	$197,239	7.54%
Commercial Loans (TE) (1)	509,732	5.25%	376,441	6.28%
Consumer and Other Loans	456,766	7.14%	400,997	8.24%
Lease Financing Receivables	1,902	5.44%	1,649	5.38%

Total Loans	1,309,138	6.12%	976,326	7.34%

Mortgage Loans Held for Sale	14,172	6.30%	6,149	5.89%
Investment Securities (TE) (1)(2)	434,767	3.91%	323,571	4.93%
Other Earning Assets	39,440	1.99%	36,732	1.96%

Total Earning Assets	1,797,517	5.50%	1,342,778	6.61%
Allowance for Loan Losses	(16,491)		(11,774)
Nonearning Assets	183,671		133,415

Total Assets	$1,964,697		$1,464,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$358,327	0.91%	$258,087	1.18%
Savings and Money Market Accounts	354,997	0.82%	318,708	1.37%
Certificates of Deposit	601,339	2.47%	497,988	3.44%

Total Interest-Bearing Deposits	1,314,663	1.60%	1,074,783	2.29%
Short-Term Borrowings	115,014	1.22%	32,961	1.85%
Long-Term Debt	148,841	4.29%	46,346	5.91%

Total Interest-Bearing Liabilities	1,578,518	1.83%	1,154,090	2.42%
Noninterest-Bearing Demand Deposits	183,478		149,739
Noninterest-Bearing Liabilities	22,282		19,965

Total Liabilities	1,784,278		1,323,794
Shareholders’ Equity	180,419		140,625

Total Liabilities and Shareholders’ Equity	$1,964,697		$1,464,419

Net Earning Assets	$218,999		$188,688
Net Interest Spread	$67,633	3.67%	$59,594	4.19%
Tax-Equivalent Benefit	$2,603	0.22%	$1,469	0.34%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$70,236	3.89%	$61,063	4.53%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	For the Three Months Ended
	12/31/2003	9/30/2003	12/31/2002
Net Interest Income	$17,956	$16,699	$15,195
Effect of Tax Benefit on Interest Income	691	684	464

Net Interest Income (TE) (1)	18,647	17,383	15,659

Noninterest Income	5,682	6,514	4,604
Effect of Tax Benefit on Noninterest Income	220	213	163

Noninterest Income (TE) (1)	5,902	6,727	4,767

Total Revenues (TE) (1)	$24,549	$24,110	$20,426

Total Noninterest Expense	$13,117	$12,923	$11,217
Less Intangible Amortization Expense	(217)	(232)	(19)

Tangible Operating Expense (2)	$12,900	$12,691	$11,198

Return on Average Equity	12.95%	12.85%	13.29%
Effect of Intangibles (2)	6.91	7.16	4.51

Return on Average Tangible Equity (2)	19.86%	20.01%	17.80%

Efficiency Ratio	55.5%	55.7%	56.7%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)	(2.1)	(1.8)

Efficiency Ratio (TE) (1)	53.4%	53.6%	54.9%
Effect of Amortization of Intangibles	(0.9)	(1.0)	(0.1)

Tangible Efficiency Ratio (TE) (1) (2)	52.5%	52.6%	54.8%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.